EXHIBIT 2.2

FORM OF AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MASTERWORKS 109, LLC

[  ], 2022

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ARTICLE 7 MEMBER MEETINGS		20
7.1	Member Meetings	20
7.2	Notice of Meetings of Members	20
7.3	Record Date	20
7.4	Adjournment	20
7.5	Waiver of Notice; Approval of Meeting	21
7.6	Quorum; Required Vote	21
7.7	Conduct of a Meeting; Member Lists	21
7.8	Action Without a Meeting	21
7.9	Voting and Other Rights	21
7.10	Proxies and Voting	22

ARTICLE 8 MISCELLANEOUS		23
8.1	Addresses and Notices	23
8.2	Amendments; Waiver	23
8.3	Successors and Assigns	23
8.4	No Waiver	23
8.5	Survival of Certain Provisions	23
8.6	Corporate Treatment	23
8.7	Section 7704(e) Relief	24
8.8	Telephone Consumer Protection Act Consent	24
8.9	Electronic Information	24
8.10	Severability	24
8.11	Interpretation	24
8.12	No Third-Party Rights	24
8.13	Entire Agreement	24
8.14	Rule of Construction	25
8.15	Authority	25
8.16	Governing Law	25
8.17	Choice of Forum for Securities Act Disputes	25
8.18	Facsimile Signatures	25
8.19	Counterparts	25

Exhibit A	Members, Capital Contributions, Shares
Exhibit B	Vote Limit Certificate
Schedule 1	Painting

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF

MASTERWORKS 109, LLC

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of Masterworks 109, LLC, a Delaware limited liability company (the “Company”), is dated as of       , 2022, and is entered into by Masterworks Gallery, LLC as its sole initial Member (the “Initial Member”).

R E C I T A L S:

A. The Company has heretofore been formed as a limited liability company under the Delaware Act (as defined below) pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on January 5, 2022.

B. The Initial Member has entered into that certain Limited Liability Company Operating Agreement, dated as of January 5, 2022 (the “Original Agreement”) and now desires to amend and restate the Original Agreement in its entirety as set forth herein;

C. The Company and the Initial Member acknowledge the status of the Company initially, prior to the admission of one or more additional Persons (defined hereinafter) as Members, as a disregarded entity for U.S. federal income tax purposes whose U.S. federal income taxable attributes, if any, would be deemed attributed solely to the Initial Member as its sole member; provided, however, owing to the contemplation of the imminent admission of one or more Persons as additional Members, upon such occurrence, the Company would be deemed to have become classified as a partnership for U.S. federal income tax purposes by default. Accordingly, this Agreement has been intentionally structured contemplating that eventuality, through its implementation of certain applicable concepts of U.S. federal partnership tax law, and prescription of certain processes and procedures incidental to such tax classification, that would become applicable only upon admission of such one or more Persons as additional Members.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Original Agreement is hereby amended and restated in its entirety to provide as set forth herein, and the Initial Member hereby agrees as follows:

ARTICLE 1 GENERAL PROVISIONS

1.1 Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“Adjustment Year” has the meaning ascribed to said phrase under Section 6225(d)(2) of the Code.

“Administrative Services Agreement” has the meaning set forth in Section 2.1(d).

“Administrator” has the meaning set forth in 2.1(d).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “controls,” “is controlled by” or “under common control with” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise. No Member shall be deemed to be an “Affiliate” of the Company solely by reason of being a Member of the Company.

“Agreement” has the meaning set forth in the preamble.

“Approved Sale” has the meaning set forth in 2.1(d).

“ASA Shares” has the meaning set forth in 2.4(a).

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“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. Notwithstanding the forgoing, any determination as to whether a Person is a “Beneficial Owner” shall be determined in accordance with Section 13d-3(a) of the Securities Exchange Act, as amended. If such Person would be deemed a Beneficial Owner pursuant to Section 13, such Person shall be deemed a Beneficial Owner for purposes of this Agreement and, conversely, if such Person would not be deemed a Beneficial Owner pursuant to Section 13, such Person shall not be deemed a Beneficial Owner for purposes of this Agreement.

“Board” has the meaning set forth in 2.1.

“Capital Contribution” means, with respect to each Member, the amount of cash or the Fair Value of any property contributed or deemed to be contributed by such Member, if any, to the capital of the Company from time to time pursuant to Section 3.1.

“Cause” has the meaning set forth in Section 2.9.

“Certificate” means a certificate (i) in global form in accordance with the rules and regulations of the Depositary or (ii) in such other form as may be adopted by the Board, issued by the Company evidencing ownership of one or more Shares.

“Change in Tax Classification” has the meaning set forth in Section 5.2(h).

“Class A Member” means a Member holding one or more Class A Ordinary Shares.

“Class A Ordinary Shares” shall have the meaning ascribed to it in Section 2.4(a).

“Class B Member” means a Member holding one or more Class B Ordinary Shares.

“Class B Ordinary Shares” shall have the meaning ascribed to it in Section 2.4(a).

“Class C Ordinary Share” shall have the meaning ascribed to it in Section 2.4(a).

“Class C Member” means a Member holding the Class C Ordinary Share.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble.

“Conversion Percentage” shall have the meaning ascribed to it in Section 2.4(d)(ii).

“Delaware Act” means the Chapter 18 of Subtitle II of Title 6 of the Delaware Code, referred to as the Delaware Limited Liability Company Act, as amended from time to time, and any successor thereto.

“Depositary” means, with respect to any Shares issued in global form, The Depository Trust Company and its successors and permitted assigns.

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“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Dissolution Event” has the meaning set forth in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Fair Value” means, with respect to securities or any other assets, other than cash, the fair market value determined by the Board.

“Fiscal Year” means each fiscal year of the Company (or portion thereof), which shall end on December 31; provided, however, that, upon Termination of the Company, “Fiscal Year” means the period from the January 1 immediately preceding such Termination to the date of such Termination.

“Independent Manager” shall refer to a member of the Board that meets the standards of an “independent director” set forth in NASDAQ Marketplace Rule 4200(a)(15) (on any successor rule) with respect the Company, the Administrator and their respective affiliates. In the event a Special Committee is formed, the term “Independent Manager” shall, as the context requires, refer generically to each Independent Manager.

“Initial Member” has the meaning set forth in the introductory paragraph.

“Involuntary Transfer” shall mean any Transfer of Shares, or proposed Transfer of Shares, (i) in the case of a Member who is a natural person, upon such Member’s death or the entry by a court of competent jurisdiction adjudicating such Member incompetent to manage such Member’s person or such Member’s property; (ii) in the case of a Member that is a trust, the termination of the trust, (iii) in the case of a Member that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) in the case of a Member that is an estate, the distribution by the fiduciary of the estate’s interest in the Company; and (v) in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter.

“Liabilities” has the meaning set forth in Section 4.2(b).

“Liquidating Trustee” has the meaning set forth in Section 6.2(a).

“Masterworks Shares” has the meaning set forth in Section 2.8(c).

“Masterworks Investor” refers to an affiliate of Masterworks that has raised capital from unaffiliated third party investors to invest the proceeds in a diversified collection of artwork and which acquires Class A Ordinary Shares as part of such investment strategy.

“Manager” has the meaning set forth in 2.1.

“Member” has the meaning set forth in the preamble and includes any Person later admitted to the Company as a Member.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act or any successor thereto.

“Offering” means the offering by the Company of Class A Ordinary Shares for sale to the public pursuant to Regulation A under the Securities Act of 1933, as amended (the “Act”) or, in any replacement offering of Class A Ordinary Shares, as determined by the Board in the event such Offering shall not proceed for any reason.

“Officers” has the meaning set forth in Section 2.2.

“Partnership Representative” has the meaning set forth in Section 5.2(a).

“Painting” has the meaning set forth in Section 1.6(a).

“Person” means an individual, a corporation, a company, a voluntary association, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization, a governmental authority or other entity.

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“Prior Interests” has the meaning set forth in Section 2.4(b).

“Protected Person” means: (i) the members of the Board; (ii) the Administrator and its Affiliates; (iii) any Member; (iv) any Officer; or (v) any Person who serves at the request of the Board on behalf of the Company as an officer, director, partner, member, stockholder or employee of any other Person.

“Record Date” means the date established by the Company for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to exercise rights in respect of any lawful action of Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” or “holder” means the Person in whose name such Shares are registered on the books of the Company or the Transfer Agent, as applicable, as of the opening of business on a particular Business Day.

“Reviewed Year” has the meaning ascribed to said phrase under Section 6225(d)(1) of the Code.

“Sale of the Painting” means the transfer of title and ownership of the Painting to an un-Affiliated third-party and receipt by the Company of value therefor as determined by the Board.

“Secondary Market” refers to a bulletin board platform at www.masterworks.io created by Masterworks.

“Service” has the meaning set forth in Section 5.2(a).

“Special Committee” shall mean a committee of the Board of Managers of the Company comprised of two individuals, each of whom qualifies as an Independent Manager.

“Share” has the meaning set forth in Section 2.4.

“Substitute Member” means a Person who is admitted as a Member of the Company pursuant to Section 2.7 as a result of a Transfer of Shares to such Person.

“Tax Proceeding” has the meaning set forth in Section 5.2(a).

“Termination” means the date of the cancellation of the Certificate of Formation of the Company following the end of the Winding Up Period by the filing of a Certificate of Cancellation of the Company with the Secretary of State of the State of Delaware.

“Transfer Agent” means, with respect to any class of Shares, such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for such class of Shares; provided that if no Transfer Agent is specifically designated for such class of Shares, the Administrator or the Company shall act in such capacity.

“Transfer” means, with respect to a Share and the associated membership interest in the Company, a transaction by which the Record Holder of a Share assigns such Share to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Treasury Regulations” means the regulations of the U.S. Treasury Department issued pursuant to the Code.

“Value Increase” shall have the meaning ascribed to it in Section 2.4(d)(i).

“Vote Limit” means the percentage interest specified in a Vote Limit Certificate by a Vote Limited Member pursuant to which such Member (together with such Vote Limited Member’s affiliates) will be irrevocably limited to such Vote Limit in any vote taken under Sections 2.1, 2.8, 2.9 and 8.2.

“Vote Limit Certificate” means a certificate in substantially the form attached hereto as Exhibit B which is delivered to the Company in accordance with Article 8.

“Vote Limited Member” means any Member who beneficially owns 5% or more of the outstanding Class A shares (excluding Masterworks Shares) submits a Vote Limit Certificate to the Board which designates such Member as a Vote Limited Member, either separately or jointly with one or more other Members.

“Voting Member” means a Member holding one or more Voting Shares.

“Voting Shares” means the Class A Ordinary Shares, excluding any Shares beneficially owned by the Administrator or any of its Affiliates and shares beneficially owned by a Vote Limited Member in excess of the Vote Limit.

“Winding Up Period” means the period from the Dissolution Event to the Termination of the Company.

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1.2 Name. The name of the Company is “Masterworks 109, LLC.” All business of the Company shall be conducted under such name. The Members may elect to change the name of the Company at any time.

1.3 Principal Office. The principal office of the Company shall be at a location as determined by the Board either within or outside of the United States. The Company shall keep its books and records at its principal office.

1.4 Registered Office and Registered Agent. The street address of the registered office of the Company in the State of Delaware shall be as selected by the Board. The Board may elect to change the registered office and the registered agent of the Company at any time.

1.5 Term. The Company was formed on January 5, 2022 and shall continue its regular business activities until the Company is dissolved.

1.6 Purpose and Powers.

(a) The Company is organized for the purposes of undertaking such activities as determined by the Board and, subject to the terms and conditions herein and of the Delaware Act, the Members, which are permitted by applicable law and engaging in activities incidental or ancillary thereto. Notwithstanding the forgoing, the Company has been organized to form a subsidiary which will acquire the artwork as identified on Schedule 1 (the “Painting”) and undertake certain actions with respect thereto.

(b) The Company shall possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, which are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

1.7 Power of Attorney.

(a) Each Member hereby constitutes and appoints each of the Chief Executive Officer, the Chief Financial Officer and the Secretary of the Company and, if a Liquidating Trustee shall have been selected pursuant to Section 6.2(a), the Liquidating Trustee (and any successor to the Liquidating Trustee by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

(A) all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Chief Executive Officer, Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;

(B) all certificates, documents and other instruments that the Chief Executive Officer, the Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement;

(C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Board or the Liquidating Trustee determines to be necessary or appropriate to reflect the dissolution, liquidation and termination of the Company pursuant to the terms of this Agreement;

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(D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in, ARTICLE 2 or ARTICLE 3; and

(E) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Company; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Board or the Liquidating Trustee determines to be necessary or appropriate to (i) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or (ii) effectuate the terms or intent of this Agreement; provided, that when required by any provision of this Agreement that establishes a percentage of the Members or of the Members of any class or series required to take any action, the Chief Executive Officer, Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, may exercise the power of attorney made in this Section 1.7(a)(ii) only after the necessary vote, consent, approval, agreement or other action of the Members or of the Members of such class or series, as applicable.

(b) Nothing contained in this Section 1.7 shall be construed as authorizing the Chief Executive Officer, Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, to amend, change or modify this Agreement except in accordance with Section 8.2 or as may be otherwise expressly provided for in this Agreement.

(c) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the Transfer of all or any portion of such Member’s Shares and shall extend to such Member’s heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by the Chief Executive Officer, Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, acting in good faith pursuant to such power of attorney; and each such Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Chief Executive Officer, Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, taken in good faith under such power of attorney in accordance with Section 1.7. Each Member shall execute and deliver to the Chief Executive Officer, Chief Financial Officer or Secretary of the Company, or the Liquidating Trustee, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any of such Officers or the Liquidating Trustee determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

ARTICLE 2 MANAGEMENT; MEMBERS AND SHARES

2.1 Rights and Duties of the Board of Managers.

(a) The Company is a manager-managed limited liability company. Accordingly, management of the affairs of the Company shall be vested in a Board of Managers (the “Board”). The Persons constituting the Board (each, a “Manager”) will be (i) the “managers” of the Company for all purposes under the Act and (ii) the Board for all purposes under this Agreement. The Board will have the power to act only by a majority of the Managers in accordance with the provisions and in the manner specified herein. A person does not need to be a Member to serve on the Board. The Board will initially consist of three members and shall initially consist of, Nigel Glenday, Josh Goldstein and Eli Broverman as the Independent Manager, who shall serve until they resign or are replaced by a majority of the Board, and new members of the Board shall be appointed by a majority of the Board. Provided, however, the Members holding 66 2/3% of the Voting Shares can vote to remove and replace a Manager for “Cause” in accordance with Section 2.9. The size of the Board may be increased, including, without limitation, in connection with forming a Special Committee, or decreased from time to time by action of the Board.

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(b) The Company shall have at least one Independent Manager serving as one of the members of the Board. To the fullest extent permitted by law, the Independent Manager shall consider only the interests of the Company in acting or otherwise voting on the matters set forth in this Article 2. The Independent Manager shall act where other Managers are excluded from voting on certain matters involving a direct or indirect conflict of interest between any Manager on the one hand and public investors on the other hand. The prior consent of the Independent Manager shall be required to appoint a second Independent Manager for the purpose of serving on a Special Committee. All right, power and authority of the Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth herein and the Independent Manager shall have no authority to bind the Company.

(c) Except as otherwise expressly provided in this Agreement or as required by the Delaware Act, the Board shall have complete and exclusive discretion in the management and control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement. Except as otherwise expressly provided in this Agreement, the Board shall have, and shall have full authority in its discretion to exercise, on behalf of and in the name of the Company, all rights and powers of a “manager” of a limited liability company under the Delaware Act necessary or convenient to carry out the purposes of the Company Except as otherwise expressly provided in this Agreement, the Board or Persons designated by the Board, including officers and agents (including the Administrator) appointed by the Board, will be the only Persons authorized to execute documents which will be binding on the Company. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to one (1) or more Members (e.g., the right of Masterworks Gallery, LLC to designate Board members), the Board will have the power to perform any acts, statutory or otherwise, with respect to the Company (including with respect to any Subsidiary of the Company) or this Agreement, which would otherwise be possessed by the Members under Delaware law, and the Members will have no power whatsoever with respect to the management of the business and affairs of the Company (including with respect to any Subsidiary of the Company) except as expressly provided herein.

(d) The Company shall enter into an administrative services agreement with Masterworks Administrative Services, LLC (the “Administrator”) in form and substance as reasonably determined by the Initial Member (the “Administrative Services Agreement”). The Board has authorized the Administrator to administer all day to day operations of the Company. Any amendment to the Administrative Services Agreement that would be adverse or detrimental to the interests of members of the Company must be approved by holders of a majority of voting shares. Any termination of the Administrative Services Agreement will require the prior written consent of Masterworks Gallery, LLC. Any change in the vesting provisions of Class A shares granted to the Administrator pursuant to the Administrative Services Agreement which have the purpose or effect of accelerating the vesting date to an earlier date, shall require the consent of holders of a majority of the Class A shares eligible to vote on such matter, provided, however, that shareholder consent shall not be required for an acceleration of the vesting date upon an Approved Sale of the Painting. An “Approved Sale” is a sale of the Painting that is approved in writing in advance by a Special Committee, provided that such approval contains an affirmative representation by such Special Committee that such approval (i) is given freely without influence or direction by or from the Company, the Administrator or any of their respective affiliates (ii) that the members of the Special Committee have no direct or indirect financial interest in such sale transaction (other than an indirect financial interest due solely to ownership of securities in an affiliate of the Administrator representing less than 1% of the outstanding equity securities in such affiliate) and (iii) confirms that the Special Committee has determined that such sale is in the best interests of the shareholders unaffiliated with the Administrator.

(e) Subject to the terms and conditions herein, all decisions regarding the management and operations of the Company shall be made by the Board, provided, however, that the Administrator shall have all power and authority to take any and all actions necessary to effectuate the intent and purpose of the Administrative Services Agreement and the Board may designate any Officers of the Company to have control or authority with respect to one or more decisions or areas of operation, and may include such limitations or restrictions on such power as they may deem reasonable.

2.2 Officers.

(a) At any time, the Board may appoint and replace individuals as officers or agents of the Company (“Officers”) with such titles as the Board may elect to act on behalf of the Company with such power and authority as the Board may delegate to such persons. Any number of offices may be held by the same person. Officers shall hold their offices for such terms as shall be determined from time to time by the Board. Unless otherwise determined and set forth by the Board and subject to the policies and procedures of the Company applicable to Officers and employees, each Officer shall have the powers, rights and obligations as are customarily held and exercised by other persons in similar positions in limited liability companies organized under the Delaware Act, subject to Section 2.1(c). The Officers shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the Board. The Officers may also be officers or employees of other Persons. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care as set forth in the Delaware Act. No Officer shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

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(b) Notwithstanding the foregoing, it shall be deemed not to be a breach of any duty (including any fiduciary duty) or any other obligation of any type whatsoever of any Manager or any officer or employee or any Affiliates of such Manager, officer or employee (other than any express obligation contained in any agreement to which such Person and the Company or any of its subsidiaries are parties) to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company; provided such Person does not engage in such business or activity as a result of or using confidential information provided by or on behalf of the Company to such Person; provided, further, that a Person shall not be deemed to be in direct competition with the Company solely because of such Person’s ownership, directly or indirectly, solely for investment purposes, of securities of any publicly traded entity if such Person does not, together with such Person’s Affiliates, collectively own 5% or more of any class or securities of such publicly traded entity, and such Person is not a director or officer (and does not hold an equivalent position) in such publicly traded entity. Neither the Board, not any officer or employee shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Company that may become available to Affiliates of such Person. None of any Member or any other Person shall have any rights by virtue of the Board’s or any officer’s or employee’s or any Affiliates of the Board, officer or employee duties as the Board or any Manager, officer or employee or this Agreement in any business ventures of the Administrator or any Manager or any officer or employee or any Affiliates of the Administrator or any such Manager, officer or employee.

(c) Nigel S. Glenday is hereby designated as the Chief Executive Officer and Chief Financial Officer and Josh Goldstein is designated the General Counsel and Secretary of the Company, each to serve in such capacity until his earlier death, resignation or removal from office.

2.3 Members.

(a) A Person shall be admitted as a Member and shall become bound by, and shall be deemed to have agreed to be bound by, the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Share, and such Person shall become the Record Holder of such Share, in accordance with the provisions of this Agreement. A Member may be a Class A Member, a Class B Member and or Class C Member, and, in such case, shall have the rights and obligation accorded to the Class A Ordinary Shares with respect to such Class A Ordinary Shares, the rights and obligations accorded to the Class B Ordinary Shares with respect to such Class B Ordinary Shares and the rights and obligations accorded to the Class C Ordinary Share with respect to such Class C Ordinary Share. A Person may become a Record Holder without the consent or approval of any of the Members and without physical execution of this Agreement. A Person may not become a Member without acquiring a Share.

(b) The name and mailing address of each Member or such Member’s representative shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent.

(c) Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

(d) Except to the extent expressly provided in this Agreement: (i) no Member shall be entitled to the withdrawal or return of any Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions; (iii) no interest shall be paid by the Company on Capital Contributions; and (iv) no Member, in its capacity as such, shall participate in the operation or management of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

(e) Any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.

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2.4 Shares; Membership Interests.

(a) The total of the membership interests in the Company shall be divided into (i) Class A Ordinary Shares having the rights and preferences as set forth herein (the “Class A Ordinary Shares”), (ii) Class B Ordinary Shares having the rights and preferences as set forth herein (the “Class B Ordinary Shares”), and (iii) Class C Ordinary Share having the rights and preferences as set forth herein (the “Class C Ordinary Share” and, together with the Class A Ordinary Shares and the Class B Ordinary Shares, the “Shares” and each a “Share”). Class A Ordinary Shares and Class B Ordinary Shares shall have the same rights, powers and duties, except as otherwise set forth in this Agreement. The number of Class A Ordinary Shares shall be limited to the maximum number of Class A Ordinary shares offered in the Offering, plus (i) the number of Class A Ordinary Shares which may be issued pursuant to the Administrative Services Agreement, plus (ii) the number of Class A Ordinary Shares which may be issued upon conversion of the Class B Ordinary Shares. The number of Class B Ordinary Shares shall be limited to up to 1,000. The number of Class C Ordinary Share shall be limited to one. Class A Ordinary Shares issued pursuant to the Administrative Services Agreement (“ASA Shares”) may be subject to vesting provisions as set forth in the Administrative Services Agreement. The Shares of the Members shall be as set forth on Exhibit A attached hereto, which may be updated as set forth herein. For the avoidance of doubt, in the event that all of the Class A Ordinary Shares are not sold pursuant to the Offering, the Board shall, upon the final closing of the Offering, issue a number of Class A Ordinary Shares to the Initial Member equal to the aggregate number of Class A Ordinary Shares that remain unsold in the Offering, as repayment in full of any and all obligations owing to the Initial Member in respect of advances made to acquire the Painting and true-up fees payable to the Initial Member. The name and mailing address of each Member or such Member’s representative shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent.

(b) Prior to the date hereof and as set forth in the Original Agreement, the Initial Member has been issued 100% of the membership interests in the Company in return for a capital contribution of $100 (the “Prior Interests”). Upon execution of this Agreement, the Prior Interests shall be automatically converted into 1,000 Class B Ordinary Shares. As of the date of such conversion, the Class B Ordinary Shares shall constitute all of the membership interests of the Company and, prior to the issuance of Class A Ordinary Shares and Class C Ordinary Share, shall have all of the rights and privileges of 100% of the membership interests in the Company afforded pursuant to this Agreement and applicable law.

(c) Notwithstanding any provision to the contrary in this Agreement, the Board shall have full power and authority to schedule one or more closings to issue Class A Ordinary Shares and admit Members to the Company in accordance with the provisions of this Agreement. Any Person that acquires Class A Ordinary Shares and is admitted as a Member of the Company after the date hereof, shall, in connection with such Member’s acquisition of such Class A Ordinary Shares, be deemed to pay to the Company such Member’s pro rata share of any amounts used to acquire the Painting, including any true-up fees and any other amounts paid to the Company by the previously admitted Members.

(d) The Class B Members may elect to convert their Class B Ordinary Shares into Class A Ordinary Shares, in whole or in part, at any time prior to the consummation of the Sale of the Painting, subject to the terms and conditions herein, for no additional consideration pursuant and to the following conversion formula: The number of Class A Ordinary Shares issuable upon conversion of Class B Ordinary Shares shall equal (A) the Value Increase, multiplied by (B) the Conversion Percentage, multiplied by (C) 20%, divided by (D) the Class A Ordinary Share Value. For purposes herein:

(i) “Value Increase” means, the aggregate value of Shares outstanding at such time, minus the product of (A) the number of Class A Ordinary Shares outstanding at such time and (B) $20.00, if such difference is positive.

(ii) “Conversion Percentage” means, (A) the number of Class B Ordinary Shares being converted, divided by (B) the total number of Class B Ordinary Shares issued and outstanding (i.e. up to 1,000).

(iii) “Class A Ordinary Share Value” means, as of the close of business on the day preceding the date, the volume weighted average trading price of the Class A Ordinary Shares on all trading platforms or trading systems on which the Class A Ordinary Shares are being traded over the forty-five (45) trading days then ended, provided, that if the total aggregate trading volume over such 45-trading-day period is less than 5% of the public float, such period shall be extended to the ninety (90) trading days then ended, provided, further, if the total aggregate trading volume over such 90-trading-day period is less than 5% of the public float, the holder of the Class B Ordinary Shares shall request that the Board obtain an appraisal of the value of the Class A Ordinary Shares from one or more independent nationally-recognized third party appraisal companies and such appraisal shall constitute the Class A Ordinary Share Value.

(e) The Class C Ordinary Share will only be issued to, or subsequently transferred to, a Masterworks Investor, if any, and will have the right to remove and or replace all or any members of the Board of Managers and reconstitute the Board without “cause” for any reason. The Class C Ordinary Share, once issued, may be redeemed or cancelled by mutual agreement between the Class C Member and the Company.

(f) Any investor in the Offering, generally cannot own, or be deemed to beneficially own, as “beneficial ownership” is determined pursuant to Section 13(d) and 13(g) of the Securities Act, more than 19.99% of the total number of Class A Ordinary Shares outstanding. Such ownership limitation does not apply to any affiliate of Masterworks. We may waive such limit on a case-by-case basis in our sole discretion. In addition, except as otherwise set forth in this Section 2.4(e), if a Member beneficially owns more than 10% of the Class A Ordinary Shares offered in the Offering, such Member acknowledges that the Member’s name, address and holdings may be reported in the Company’s ongoing SEC filings, including the beneficial ownership table in the Company’s Annual Report on Form 1-K. If a Vote Limited Member submits an irrevocable request in writing to the Board to limit its voting rights to 10% or less of the Company’s Voting Shares, such Vote Limited Member’s name, address and holdings may not be reported in the Company’s ongoing SEC filings, unless such person is otherwise deemed to be an “affiliate” of the Company as defined in Rule 405 of the Securities Act. The determination of affiliate status for such purposes shall be made by the Board in its sole and absolute discretion and the Company or its transfer agent may require any shareholder that owns more than 10% of the Class A Ordinary Shares to provide a legal opinion and or other information it deems necessary or appropriate to determine such person’s affiliate status. If any such shareholder owns more than 10% of the Class A Ordinary Shares and is deemed to be an “affiliate”, notwithstanding the limit on voting, such person will be identified in the beneficial ownership table in the Company’s Annual Report on Form 1-K.

(g) Subject to Section 2.10 and except as otherwise indicated, for all purposes of this Agreement, unvested ASA Shares shall be treated as if they were fully vested.

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2.5 Certificates and Representations of Shares.

(a) Shares may be recorded in book entry form or may be evidenced by certificates or electronic or crypto tokens or coins, or in any other form, as determined by the Board as may be permitted by the Delaware Act. Notwithstanding anything to the contrary herein, unless the Board shall determine otherwise in respect of one or more classes of Shares or as may be required by the Depository with respect to any specific class of Shares, Shares shall not be evidenced by physical Certificates. No Member shall have the right to require the Company to issue physical Certificates representing Shares for any reason, except as may be required by applicable law. If the Board authorizes the issuance of Shares to any Person in the form of physical Certificates, the Company shall issue one or more Certificates in the name of such Person evidencing the number of such Shares being so issued. Certificates shall be executed on behalf of the Company by the Board. If and to the extent a Transfer Agent has been appointed with respect to any class or series of Shares, no Certificate representing such class or series of Shares shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board elects to issue Shares in global form, the Certificates representing Shares shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Shares have been duly registered in accordance with the directions of the Company. Any or all of the signatures required on the Certificate may be by facsimile. If any officer or Transfer Agent who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such officer or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such officer or Transfer Agent at the date of issue. Certificates for any class or series of Shares shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the holder’s name and number and type of Shares.

(b) If any mutilated Certificate is surrendered to the Company or the Transfer Agent, the appropriate officers on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and class or series of Shares as the Certificate so surrendered. The appropriate officers on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate: (i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen; (ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; (iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and (iv) satisfies any other reasonable requirements imposed by the Company. If a Member fails to notify the Company within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a Transfer of the Shares represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, the Member shall be precluded from making any claim against the Company or the Transfer Agent for such Transfer or for a new Certificate. As a condition to the issuance of any new Certificate under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

2.6 Record Holders. The Company shall be entitled to recognize the Record Holder as the owner of a Share and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Shares are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Shares, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Shares.

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2.7 Registration and Transfer of Shares.

(a) Any Transfer of any Shares shall only be completed subject to the compliance by the Member and the proposed transferee with all applicable laws; and furthermore may only be completed in accordance with the provisions of this Agreement.

(b) Other than (i) any Transfer of Shares which is an Involuntary Transfer or (ii) any Transfer that occurs on an alternative trading system that has been approved by the Company in writing, and Transfer of Shares shall be subject to the prior written approval of the Company, which the Company may give or withhold in its sole discretion.

(c) The Company shall keep or cause to be kept on behalf of the Company a register (which may be in electronic form) that will provide for the registration and Transfer of Shares. The Company may appoint a Transfer Agent to act as registrar and transfer agent for the purpose of registering any class of Shares and Transfers of such class of Shares as herein provided. For Shares represented by Certificates, upon surrender of a Certificate for registration of Transfer of any Shares evidenced by a Certificate, the appropriate Officers of the Company shall execute and deliver, and in the case of Shares for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the Record Holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Shares as were evidenced by the Certificate so surrendered, provided that a transferor shall provide the address and facsimile number for each such transferee as set forth on Exhibit A at any time.

(d) The Company shall not recognize any Transfer of Shares evidenced by Certificates until the Certificates evidencing such Shares are surrendered for registration of Transfer. No charge shall be imposed by the Company for such Transfer; provided, that as a condition to the issuance of Shares, whether or not such Shares are evidenced by Certificates, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. The Company’s transfer agent may require a transferring shareholder to pay reasonable and customary fees in connection with any voluntary transfer of Class A shares.

(e) By acceptance of the Transfer of any Share, each transferee of a Share (including any nominee holder or an agent or representative acquiring such Shares for the account of another Person) (i) shall be admitted to the Company as a Substitute Member with respect to the Shares so Transferred to such transferee when any such Transfer or admission is reflected in the books and records of the Company or the Transfer Agent, as applicable, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Shares so transferred, (iv) grants powers of attorney to the Officers of the Company and any Liquidating Trustee, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The Transfer of any Shares and the admission of any new Member shall not constitute an amendment to this Agreement.

(f) Nothing contained in this Agreement shall preclude electronic book-entry only Transfer of Shares or the settlement of any transactions involving Shares entered into through electronic systems maintained by the Administrator on behalf of the Company, facilities of the Depository or any National Securities Exchange on which such Shares are listed for trading.

(g) The Initial Member and its Affiliates shall not be permitted to Transfer any Shares that are Beneficially Owned by them prior to the one-year anniversary of the final closing of the Offering, except to a Masterworks Affiliate or as required by law or in bankruptcy or similar proceeding, and shall not be permitted to Transfer any unvested ASA Shares at any time, provided, however, notwithstanding the definition of the term “Transfer,” the Initial Member and its Affiliates shall be permitted, during such one-year period, to pledge any or all of such Shares to unaffiliated third-party lenders and, for the avoidance of doubt, such lenders shall not be subject to the provisions of this Section 2.7(g) if they obtain Beneficial Ownership of such Shares in connection with a default by the Initial Member and its Affiliates pursuant to the transactions in which such third-party lenders obtained such Shares.

(h) Any Class A shares held by a Member that beneficially owns greater than 10% of the outstanding Class A shares, whether or not any of such shares constitute Voting Shares for purposes of this Agreement, shall bear a customary “restricted” legend, which may be a virtual legend, evidencing the restricted nature thereof. Such Member shall not be entitled to execute a voluntarily transfer of such shares through the Secondary Market (or any similar system or market that permits transfers of unrestricted securities) or request removal of such restrictive legend on such shares, unless the Company and its Transfer Agent are satisfied, in their sole and absolute discretion, that such proposed de-legending and/or transfer complies with applicable federal securities laws and the Company and/or its Transfer Agent shall be entitled to require the requesting Member to furnish the Company with an opinion from counsel of national recognition in support of such request.

(i) The Class C Ordinary Share, once issued, can only be transferred between Masterworks affiliated entities, including from one Masterworks Investor to another.

(j) Any Transfer or attempted Transfer of any Share(s) in contravention of this Agreement shall be absolutely null and void ab initio and of no force or effect, on or against the Company, any Member, any creditor of the Company or any claimant against the Company and may be enjoined, and shall not be recorded on the books and records of the Company. No distributions of cash or property of the Company shall be made to any transferee of any Share(s) which is/are Transferred in violation hereof, nor shall any such Transfer be registered on the books of the Company. The Transfer or attempted Transfer of any Share(s) in violation hereof shall not affect the Beneficial Ownership of such Share(s), and, notwithstanding such Transfer or attempted Transfer, the Member making such prohibited Transfer or attempted Transfer shall retain the right to vote, if any, and the right to receive liquidation proceeds and any other distributions with respect to the Shares.

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2.8 Voting.

(a) Each Voting Share shall be entitled to and shall constitute one (1) vote. Except as otherwise set forth in this Agreement, the Voting Shares shall vote together as a single class on all matters submitted for approval of Members. Upon the issuance of the Class B Ordinary Shares in exchange for the Prior Interests, the Class B Ordinary Shares shall constitute Voting Shares and have the right to vote on any matter on which the Members are entitled to vote on hereunder or on which the Members are required to vote pursuant to the Delaware Act and shall be entitled to and shall constitute one (1) vote. Upon any issuance of any Class A Ordinary Shares, the Class B Ordinary Shares shall no longer constitute Voting Shares and shall have no further voting rights except as specifically set forth herein, unless such right to vote is specifically required and mandated by the Delaware Act or as set forth herein.

(b) In determining any action or other matter to be undertaken by or on behalf of the Company, each Member shall be entitled to cast a number of votes equal to the number of Voting Shares that such Member holds, with the power to vote, at the time of such vote unless otherwise set forth in this Agreement. Unless otherwise set forth in this Agreement, or otherwise required by the Delaware Act, the taking of any action by the Company which required a vote of the Members as set forth above shall be authorized by the affirmative vote of a majority of the Voting Shares, subject to any approval of the Board as required herein.

(c) Notwithstanding the forgoing, any Class A ordinary shares issued to any Affiliate of the Administrator pursuant to the Administrative Services Agreement, as set forth in Section 2.4 or otherwise held by any Affiliate of the Administrator (the “Masterworks Shares”), shall not, while such Shares are Beneficially Owned by any Affiliate of the Administrator, be entitled to vote on any matter on which the Class A Members are entitled or required to vote hereunder or pursuant to the Delaware Act, and shall not be considered in determining the existence of a quorum or in the total number of votes available or required hereunder or pursuant to the Delaware Act. Once the Masterworks Shares, if any, are Transferred to any Person who is not an Affiliate of the Administrator, the Masterworks Shares shall thereafter have all voting rights that any other Voting Shares held by any Class A Member have hereunder or pursuant to the Delaware Act. In the event that the Delaware Act or any other law requires, at any time, that the Masterworks Shares vote on any matter notwithstanding the provisions herein, the Masterworks Shares shall be required to be, and shall be, voted in the same proportion as the Voting Shares that are not Masterworks Shares are voted by the Class A Members. Any Masterworks Shares shall bear a customary “restricted” legend, which may be a virtual legend, evidencing the restricted nature thereof.

(d) In addition to the other matters on which the Members holding Voting Shares have the right to vote as set forth herein, the approval of Members holding a majority of the Voting Shares shall be required for the Company to undertake any of the following actions, except as otherwise set forth herein:

(i) acquiring any additional material assets, other than those incidental to the direct or indirect ownership, maintenance and promotion of the Painting or the eventual Sale of the Painting and other than the ownership of any equity or membership interests of any subsidiary of the Company which owns or holds the Painting;

(ii) conducting any business activities, except for activities relating to its direct or indirect investment in the Painting and the ownership, maintenance and promotion of the Painting or the eventual Sale of the Painting; and

(iii) incurring any material loans or material borrowing arrangements to be entered into by the Company as a debtor other than those incidental to the direct or indirect investment in the Painting and the ownership, maintenance and promotion of the Painting or the eventual Sale of the Painting;

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(iv) amending, waiving or failing to comply with any material provision of this Agreement, including amending this Agreement to increase the number of Shares that may be issued hereunder; and

(e) The Company will own the Painting for an indefinite period and may sell the Painting at any time following the final closing of the Offering.

(f) In any vote of the Voting Members pursuant to Section 2.8(d), any Shares that are Beneficially Owned by the Initial Member or any Affiliate of the Initial Member, shall not be entitled to vote of any such matter and shall not be considered in determining the total number of votes available or required hereunder or pursuant to the Delaware Act, provided, however, that, in the event that the Delaware Act or any other law requires that such Shares that are Beneficially Owned by the Initial Member or any Affiliate of the Initial Member vote on any matter notwithstanding this Section 2.8(f), such Shares shall be required to be, and shall be, voted in the same proportion as the Voting Shares that are Beneficially Owned by Members holding Voting Shares other than the Initial Member or any Affiliate of the Initial Member.

(g) Any member that beneficially owns 5% or more of the Class A shares (excluding shares beneficially owned by Masterworks) may provide the Company with a Vote Limit Certificate in the form of Exhibit B that from the effective date set forth in such notice (or if no such effective date is indicated, the date such notice is received by the Company) such Member shall be subject to a Vote Limit. Any shares beneficially owned by such Vote Limited Member in excess of the Vote Limit shall not constitute Voting Shares for any purposes of this Agreement for so long as such shares are beneficially owned by such Vote Limited Member or any affiliate of such Vote Limited Member.

2.9 Removal or Replacement of a Manager. Any Manager may be removed or replaced without “Cause” at any time by a majority of the Board and each Manager may be removed and or replaced and our Board can be reconstituted for any reason by the Class C Member, if any.

In addition, any Manager may be removed for “Cause” upon the approval of Voting Members holdings at least two-thirds of the Voting Shares. For purposes herein, “Cause” shall mean:

(a) the commission by the applicable Manager of fraud, gross negligence or willful misconduct;

(b) the conviction of the applicable Manager of a felony;

(c) a material violation by the applicable Manager of any applicable law that has a material adverse effect on the business of the Company;

(d) the bankruptcy or insolvency of the applicable Manager.

2.10 Withdrawal or Removal and Replacement of Administrator. The Administrator may withdraw for any reason upon notice to the Initial Member, provided that such withdrawal shall be effective only following a Sale of the Painting and distribution of the proceeds. The Administrator may be removed and replaced at any time for any reason with or without approval of the Board upon the affirmative vote of Voting Members holdings at least two-thirds of the Voting Shares. In the event of any such withdrawal or removal and replacement of the Administrator, any unvested ASA Shares shall be forfeited as of the effective date of such withdrawal or removal and such ASA Shares shall no longer be deemed to be issued and outstanding for any purposes of this Agreement.

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ARTICLE 3 CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNT; DISTRIBUTIONS; ALLOCATIONS

3.1 Capital Contributions. Persons seeking to become a Member shall be required to purchase or acquire Shares and make capital contributions in such forms and in such amounts and at such times as the Board may require, if any, in its sole discretion (any, a “Capital Contribution”) whereupon a capital account for a new Member will be established, and, if applicable, accreted, in the amount of such Member’s Capital Contribution or based upon the fair market value of property contributed, and the new Member shall be issued a number of Class A Ordinary Shares as determined by the Board, and the Board shall update Exhibit A attached hereto accordingly. The provisions of this Section 3.1 are solely intended for the benefit of the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement). The Members shall have no duty or obligation to any creditor of the Company to make any contribution to the Company.

3.2 Capital Account

(a) There shall be established for each Member on the books of the Company a Capital Account in accordance with Section 704 of the Code and the Treasury Regulations promulgated thereunder.

(b) At the close of each Fiscal Year, and at certain other periods, as in the case of a withdrawal, there shall be determined for each Member, such Member’s closing Capital Account for such period which shall be determined by adjusting such Member’s opening Capital Account for such period, as the case may be, as follows: (i) by increasing such Member’s Capital Account by (A) such Member’s allocable share of each item of the Company’s income and gain for such period (allocated in accordance with Section 3.2(d)), and (B) the Capital Contributions, if any, made by such Member during such period and (ii) by decreasing such Member’s Capital Account by (A) the amount of cash or the Fair Value of any property distributed in kind to such Member by the Company during such period and (B) such Member’s allocable share of each item of the Company’s loss and deduction for such period (allocated in accordance with Section 3.2(d)). Each Member’s Capital Account shall be further adjusted with respect to any special allocations or adjustments pursuant to this Agreement.

(c) In the event the Company is terminated during any period in accordance with ARTICLE 6, the closing Capital Accounts of the Members for such Fiscal Year then completed will be determined as of the date of termination of the Company in the manner provided in this Section 3.2.

(d) For each Fiscal Period, as of the end of such Fiscal Period, each item of income, deduction, gain or loss of the Company (determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts) shall be allocated among the Capital Accounts of the Members in such manner that as closely as possible gives economic effect to the provisions of Section 3.3 and Section 6.2(b).

(e) If all or a portion of a Member’s Shares are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Shares so transferred.

3.3 Distributions

(a) The Company, in the sole discretion of the Board, in the event there are Available Funds, may make distributions thereof (“Distributions”) to Members as set forth herein. “Available Funds” means the Company’s gross cash receipts from operations, less the sum of: (1) payments of principal, interest, charges and fees pertaining to any of the Company’s indebtedness; (2) costs and expenses incurred in the conduct of the Company’s business; and (3) amounts reserved to meet the reasonable needs of the Company’s business. Notwithstanding anything herein to the contrary, no Member may receive a Distribution to the extent that, after giving effect to the Distribution, all liabilities of the Company (other than to a Member on account of its Shares and liabilities for which the recourse of creditors is limited to specific property of the Company) exceed the fair market value of the assets of the Company (except that property that is subject to a liability for which the recourse of the creditors is limited to such property shall be included in the assets of the Company only to the extent the Fair Market Value of such property exceeds that liability). In the event of a Distribution to a Member that would be deemed violative of applicable law, the applicable Member may be required to return such Distribution to the Company. Each Distribution in respect of any Shares shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Shares as of the Record Date set for such Distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

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(b) If the Administrator declares and determines to make any Distribution of cash or other assets to the Members, all such Distributions shall be made to the Members as follows:

(A) 100% to the Class A Members, pro rata in proportion to the number of Class A Ordinary Shares held by each such Member until the aggregate Distributions (including all prior Distributions made pursuant to this Section 3.3, if any) paid per Class A Ordinary Share equals $20.00; and

(B) In the event any funds remain available for distribution after payments referenced in clause (A), (1) 80% of such remaining amount to the Class A Members, pro rata in proportion to the number of Class A Ordinary Shares held by each such Member and (2) 20% of such remaining amount to the Class B Members, pro rata in proportion to the number of Class B Ordinary Shares held by each such Member, provided that the percentage of such remaining amount required to be distributed to the Class B Members shall be reduced (and the percentage distributed to the Class A Members shall be correspondingly increased) to the extent any Class B Ordinary Shares have been previously converted into Class A Ordinary Shares, by the percentage of Class B Ordinary Shares previously converted into Class A Ordinary Shares.

(c) By way of examples and not limitation, (i) in the event of a Distribution pursuant to Section 3.3(b)(B) prior to the conversion of any Class B Ordinary Shares, such Distribution shall be apportioned 20% to the Class B Ordinary Shares and 80% to the Class A Ordinary Shares, pro rata, and (ii) in the event of a Distribution pursuant to Section 3.3(b)(B) following the conversion of 25% of the Class B Ordinary Shares, the Distribution apportioned to the Class B Ordinary Shares shall be proportionately reduced by 25% of 20%, to 15%.

(d) Except as otherwise provided herein or as required by law, no Member shall be required to restore or repay to the Company any funds properly distributed to it pursuant to this Section 3.3.

3.4 Tax Allocations. Each item of income, gain, loss or deduction recognized by the Company shall be allocated among the Members for U.S. federal, state and local income tax purposes in the same manner that each such item is allocated to the Member’s Capital Accounts pursuant to Section 3.2(d) or as otherwise provided herein, provided that the Board may adjust such allocations as long as such adjusted allocations have substantial economic effect or are in accordance with the interests of the Members in the Company, in each case within the meaning of the Code and the Treasury Regulations. Tax credits and tax credit recapture shall be allocated in accordance with the Members’ interests in the Company as provided in Treasury Regulations section 1.704-1(b)(4)(ii). Items of Company taxable income, gain, loss and deduction with respect to any property (other than cash) contributed to the capital of the Company or revalued shall, solely for tax purposes, be allocated among the Members, as determined by the Board in accordance with Section 704(c) of the Code, so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its fair market value at the time of contribution or revaluation, as the case may be. All of the Members agree that the Board is authorized to select the method or convention, or to treat an item as an extraordinary item, in relation to any variation of any Member’s interest in the Company described in section 1.706-4 of the Treasury Regulations in determining the Members’ distributive shares of Company items. All matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined by the Board in its sole discretion. Each Class B Ordinary Share is intended to be treated as a profits interest for U.S. federal income tax purposes, and all of the Members agree to report consistently with, and to take any action requested by the Board to ensure, such treatment.

ARTICLE 4 LIABILITY; INDEMNIFICATION

4.1 Liability of a Member. The liability of each Member shall be limited as provided in the Delaware Act and as set forth in this Agreement. No Member shall be obligated to restore by way of Capital Contribution or otherwise any deficits in its Capital Account (if such deficits occur).

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4.2 Exculpation and Indemnification.

(a) No Protected Person shall be liable to the Company or any Manager or any other Member for any action taken or omitted to be taken by it or by other Person with respect to the Company, including any negligent act or failure to act, except in the case of a liability resulting from such Protected Person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any intentional and material breach of this Agreement or conduct that is subject of a criminal proceeding (where such Protected Person has reasonable cause to believe that such conduct was unlawful). With the prior consent of the Board, any Protected Person may consult with legal counsel and accountants with respect to Company affairs (including interpretations of this Agreement) and shall be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the directors, officers, employees, consultants, attorneys, accountants and professional advisors of the Company selected with reasonable care; provided that no such Protected Person may rely upon such statements if it believed that such statements were materially false.

(b) To the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend each Protected Person against any losses, claims, damages or liabilities, including reasonable legal fees, costs and expenses incurred in investigating or defending against any such losses, claims, damages or liabilities or in enforcing a Protected Person’s right to indemnification under this Agreement, and any amounts expended in respect of settlements of any claims approved by the Board (collectively, “Liabilities”), to which any Protected Person may become subject:

(i) by reason of any act or omission or alleged act or omission (even if negligent) arising out of or in connection with the activities of the Company;

(ii) by reason of the fact that it is or was acting in connection with the activities of the Company in any capacity or that it is or was serving at the request of the Company as a partner, shareholder, member, director, officer, employee, or agent of any Person;

unless, such Liability results from such Protected Person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or intentional and material breach of this Agreement or conduct that is subject of a criminal proceeding (where such Protected Person has reasonable cause to believe that such conduct was unlawful).

(c) The Administrator may, on behalf of the Company, reimburse (and/or advance to the extent reasonably required) each Protected Person for reasonable legal or other costs and expenses (as incurred) of such Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which the Protected Person may be indemnified pursuant to this Section 4.2 and for all costs and expenses, including fees, expenses and disbursements of attorneys, reasonably incurred by such Protected Person in enforcing the indemnification provisions of this Section 4.2; provided, that such Protected Person executes a written undertaking to repay the Company for such reimbursed or advanced costs and expenses if it is finally judicially determined that such Protected Person is not entitled to the indemnification provided by this Section 4.2. Upon any liquidation of the Company, such reimbursements or advancement of expenses shall be reimbursed by the Company to the Administrator prior to any other distributions hereunder.

(d) The provisions of this Section 4.2 shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under this Section 4.2 and regardless of any subsequent amendment to this Agreement; provided, that, no such amendment shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

(e) Any indemnification under this Section 4.2 or otherwise shall be paid out of and to the extent of the Company’s assets only.

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ARTICLE 5 ACCOUNTING; FINANCIAL AND TAX MATTERS

5.1 Accounting Basis. The Company shall use such method of accounting as may be determined by the Board that is consistent with United States generally accepted accounting principles or such other accounting methods and conventions as the Board may from time to time determine to be used in the preparation of the Company’s tax returns.

5.2 Tax Matters.

(a) The Board (shall designate a Person as the partnership representative of the Company for purposes of Section 6223 of the Code (“Partnership Representative”) and any similar provision under any state or local or non-U.S. tax laws, and such Person shall be responsible for acting as the liaison between the Company and the Internal Revenue Service (“Service”). The Partnership Representative shall have the exclusive authority and discretion to determine all matters and shall be authorized to take any actions necessary with respect to preparing and filing any U.S. federal, state or local or non-U.S. tax returns of the Company, to make or cause the Company to make any elections required or permitted to be made by the Company under any provisions of the Code or any other applicable laws and has the sole authority under the Code to deal with the Service regarding any audit, examination or investigation (including any judicial or administrative proceeding) of the Company by any U.S. federal, state or local or non-U.S. taxing authority (“Tax Proceeding”) to the exclusion of all Members. At any time during an audit by the Service of the Company, the Board shall have the authority to remove, with or without cause, the Partnership Representative and appoint a replacement Partnership Representative.

(b) Each of the Members consents to and agrees to become bound by all actions of the Partnership Representative, including any contest, settlement or other action or position which the Partnership Representative may deem proper under the circumstances. The Members specifically acknowledge, without limiting the general applicability of this Section 5.2, that the Partnership Representative will not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by it in its capacity as a Partnership Representative, except for bad faith, fraud, gross negligence, willful misconduct or breach of fiduciary duty. All reasonable out-of-pocket expenses incurred by the Partnership Representative in such capacity will be considered expenses of the Company for which the Partnership Representative will be entitled to full reimbursement.

(c) In connection with any Tax Proceeding, the Partnership Representative shall resolve each issue in the Tax Proceeding only in accordance with the affirmative accession of the Board to the advice of the Partnership Representative made, either independently or in consultation with the Company’s tax preparer, after appropriately articulating to it the issues involved and the dynamics of the impact upon the Company and the Members respective to any such proposed posture.

(d) If, in connection with a Tax Proceeding, the Service assesses a tax against the Company, the Partnership Representative, acting under Section 6225(c)(2) of the Code, may require all of the Members, or Persons who were previously Members as to an applicable Reviewed Year but not as of an applicable Adjustment Year, and the Persons signing this Agreement as a condition to becoming a Member hereby agree in such case, to file amended tax returns for the Reviewed Year and to pay their share of such assessed tax for such applicable period, in proportion to the share of partnership income or loss ascribed to each for such year, or, as necessary, upon such substantially similar allocation basis as the former basis of allocation may under then existing circumstances be required to be modified to address in a case in which the obligated Person would not as of such an applicable Adjustment Year then be a Member. This provision shall survive each Person’s cessation as a Member of the Company or any amendment or termination of this Agreement for so long as a return of a Reviewed Year of the Company as to which any Person was a Member would be open to audit, and each Person signing this Agreement as a Member hereby agrees to indemnify the Company and the other Members from and against any amounts of assessed taxes as they would be otherwise obligated to pay in accordance with this Section 5.2, in a case in which such Person would not do so, as well as against all reasonable attorneys’ fees and costs that would be incurred by the Company or such other one or more Members in the event undertakings, including legal proceedings, to enforce such obligation hereunder against such Person were commenced.

(e) The Members acknowledge that the Board reserves the right to supplement or amend any applicable provisions of this Agreement, including as to this Section 5.2, to address such additional processes or procedures as may be indicated as such unresolved issues are prospectively addressed as to reasonably facilitate the Company’s compliance with the Code.

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(f) The Members shall provide the Company with such information, which may be necessary or desirable in connection with preparing and filing tax elections or otherwise in connection with the compliance with applicable tax laws, including providing information in connection with Section 743 of the Code and elections permitted thereunder. The Board shall cause to be prepared and filed all tax returns of the Company that are required for U.S. federal, state or local or non-U.S. tax purposes and shall make all determinations as to tax elections by the Company. The Company shall use reasonable efforts to furnish to all Members tax information as is reasonably required for U.S. federal, state and local income tax reporting purposes as soon as practicable following the end of the fiscal year. Each Member shall be required to report for all tax purposes consistently with such information provided by the Company.

(g) Notwithstanding anything otherwise to the contrary herein, the Board is authorized to take any action that may be required to cause the Company to comply with any withholding or other similar requirements established pursuant to the Code or any other provision of U.S. federal, state or local or non-U.S. tax law or otherwise. To the extent the Company is required to or elects to withhold and pay over or otherwise pay any withholding or other taxes payable, or required to be deducted, by the Company or any of its Affiliates pursuant to the Code or any provision of U.S. federal, state or local or non-U.S. tax law or otherwise, attributable to a Member (including taxes attributable to income or gain allocable to such Member) or resulting from such Member’s participation in the Company or a Transfer to such Member, the Board may treat the amount withheld as a distribution of cash pursuant to Section 3.4 to the extent such Member would have received a cash distribution but for such withholding or other taxes. To the extent that such payment exceeds the cash distribution that such Member would have received but for such withholding or other taxes, the Board shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer, which payment shall not constitute a Capital Contribution of such Member.

ARTICLE 6 DISSOLUTION; WINDING UP; TERMINATION

6.1 Dissolution. The Company shall commence its winding up upon the first to occur of the following (the “Dissolution Event”):

(a) upon the determination of the Voting Members with the approval of the Board, at any time;

(b) the insolvency or bankruptcy of the Company;

(c) the sale of all or substantially all of the Company’s assets, which for the avoidance of doubt includes a sale of 100% of the equity interests of any subsidiary of the Company which owns the Painting or the Sale of the Painting by the Company or such subsidiary; or

(d) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

The Dissolution Event shall be effective on the day on which such event occurs and immediately thereafter the Company shall commence the Winding Up Period during which its affairs shall be wound up in accordance with Section 6.2 and Section 6.3.

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6.2 Winding Up and Termination.

(a) Upon the occurrence of a Dissolution Event, the property and business of the Company shall be wound up by the Board or, in the event of the unavailability of the Board, by a Person designated as a liquidating trustee by the Board (the Board or such liquidating trustee, the “Liquidating Trustee”). Subject to the requirements of applicable law and the further provisions of this Section 6.2, the Liquidating Trustee shall have discretion in determining whether to sell or otherwise dispose of Company assets or to distribute the same in kind and the timing and manner of such disposition or distribution. While the Company continues to hold assets, the Liquidating Trustee may in its discretion expend funds, acquire additional assets and borrow funds. The Liquidating Trustee may also authorize the payment of fees and expenses reasonably required in connection with the winding up of the Company and any fees and expenses payable pursuant to any agreement to which the Company is party.

(b) Within a reasonable period of time following the occurrence of a Dissolution Event, after allocating all items of income, gain, loss or deduction pursuant to Section 3.4, the Company’s assets (except for assets reserved pursuant to Section 6.3) shall be applied and distributed in the following manner and order of priority:

(i) the claims of all creditors of the Company (including Members except to the extent not permitted by law) shall be paid and discharged other than liabilities for which reasonable provision for payment has been made; and

(ii) to the Members in the same manner as Distributions under Section 3.3.

Notwithstanding anything to the contrary in this Agreement, liquidating distributions shall be made no later than the last to occur of (x) 90 days after the date of disposition (including pursuant to Section 6.3 of the last remaining asset of the Company and (y) the end of the Company’s taxable year in which the disposition referred to in clause (x) shall occur.

(c) The Liquidating Trustee shall allocate securities for distribution in kind to the Members. Notwithstanding any other provision of this Agreement, the amount by which the Fair Value of any property to be distributed in kind to the Members (including property distributed in liquidation and property distributed pursuant to Section 3.3) exceeds or is less than the adjusted basis of such property shall, to the extent not otherwise recognized by the Company, be taken into account in computing income, gains and losses of the Company for purposes of crediting or charging the Capital Account of, and distributing proceeds to, the Members, pursuant to this Agreement.

(d) When the Liquidating Trustee has completed the winding up described in this Section 6.2, the Liquidating Trustee shall cause the Termination of the Company.

6.3 Assets Reserved and Pending Claims.

(a) If, upon the occurrence of a Dissolution Event, there are any assets that, in the judgment of the Liquidating Trustee, cannot be sold or distributed in kind without sacrificing a significant portion of the value thereof or where such sale or distribution is otherwise impractical at the time of the Dissolution Event, such assets may be retained by the Company if the Liquidating Trustee determines that the retention of such assets is in the best interests of the Members. Upon the sale of such assets or a determination by the Liquidating Trustee that circumstances no longer require their retention, such assets (at their Fair Value) or the proceeds of their sale shall be taken into account in computing Capital Account on winding up and amounts distributable pursuant to Section 6.2(b), and distributed in accordance with such value.

(b) If there are any claims or potential claims (including potential Company expenses in connection therewith) against the Company (either directly or indirectly, including potential claims for which the Company might have an indemnification obligation) for which the possible loss cannot, in the judgment of the Liquidating Trustee, be definitively ascertained, then such claims shall initially be taken into account in computing The Capital Account upon winding up and distributions pursuant to Section 6.2(b) at an amount estimated by the Liquidating Trustee to be sufficient to cover any potential loss or liability on account of such claims (including such potential Company expenses), and the Company shall retain funds (or assets) determined by the Liquidating Trustee in its discretion as a reserve against such potential losses and liabilities, including expenses associated therewith, and for any other Company purpose. The Liquidating Trustee may in its discretion obtain insurance or create escrow accounts or make other similar arrangements with respect to such losses and liabilities. Upon final settlement of such claims (including such potential Company expenses) or a determination by the Liquidating Trustee that the probable loss therefrom can be definitively ascertained, such claims (including such potential Company expenses) shall be taken into account in the amount at which they were settled or in the amount of the probable loss therefrom in computing the Capital Account on winding up and amounts distributable pursuant to Section 6.2(b), and any excess funds retained shall be distributed as such funds would be distributed under Section 6.2(b).

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ARTICLE 7 MEMBER MEETINGS

7.1 Member Meetings.

(a) There shall be no meetings of the Members unless called by the Board or as otherwise specifically required by the Delaware Act. No Members or group of Members, acting in its or their capacity as Members, shall have the right to call a meeting of the Members.

(b) All acts of Members to be taken hereunder shall be taken in the manner provided in this Agreement. If authorized by the Board, and subject to such guidelines and procedures as the Board may adopt, if a meeting of the Members is called Members and proxyholders not physically present at a meeting of Members may by means of remote communication participate in such meeting and be deemed present in person and vote at such meeting.

(c) A majority of the Shares present at such meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting, unless any such matter to be acted upon requires the approval of two-thirds of the Voting shares, in which case two-thirds of the Shares present at such meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting. The Delaware Court of Chancery may issue such orders as may be appropriate, including orders designating the time and place of such meeting, the record date for determination of Members entitled to vote, and the form of notice of such meeting.

(d) No Members or group of Members, acting in its or their capacity as Members, shall have the right to call a meeting of the Members.

7.2 Notice of Meetings of Members.

(a) Notice, stating the place, day and hour of any meeting of the Members, as determined by the Board, and the purpose or purposes for which the meeting is called, as determined by the Board, shall be delivered by the Company not less than 5 calendar days nor more than 60 calendar days before the date of the meeting, in a manner and otherwise in accordance with the terms herein to each Record Holder who is entitled to vote at such meeting. Such further notice shall be given as may be required by Delaware or applicable federal law or any exchange on which any Shares are then listed. Only such business shall be conducted at a meeting of Members as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Any previously scheduled meeting of the Members may be postponed, and any meeting of the Members may be canceled, by resolution of the Board upon public notice given prior to the date previously scheduled for such meeting of the Members.

(b) The Board shall designate the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company.

7.3 Record Date. For purposes of determining the Members entitled to notice of or to vote at a meeting of the Members, the Board may set a Record Date, which shall not be less than 5 nor more than 60 days before the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). If no Record Date is fixed by the Board, the Record Date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the day on which notice is given. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment or postponement of the meeting; provided, however, that the Board may fix a new Record Date for the adjourned or postponed meeting.

7.4 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 30 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this ARTICLE 7.

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7.5 Waiver of Notice; Approval of Meeting. Whenever notice to the Members is required to be given under this Agreement, a written waiver, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at any such meeting of the Members shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in any written waiver of notice unless so required by resolution of the Board. All waivers and approvals shall be filed with the Company records or made part of the minutes of the meeting.

7.6 Quorum; Required Vote. At any meeting of the Members, the holders of a majority of the Voting Shares entitled to vote represented in person or by proxy shall constitute a quorum unless any such action by the Members requires approval by holders of a greater percentage of Voting Shares entitled to vote, in which case the quorum shall be such greater percentage. The submission of matters to Members for approval shall occur only at a meeting of the Members duly called and held in accordance with this Agreement at which a quorum is present; provided, however, that the Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Shares entitled to vote specified in this Agreement. Any meeting of Members may be adjourned from time to time by the chairman of the meeting to another place or time, without regard to the presence of a quorum.

7.7 Conduct of a Meeting; Member Lists.

(a) The Board shall have full power and authority concerning the manner of conducting any meeting of the Members, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this ARTICLE 7, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Board. The Board may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Members, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes, the submission and examination of proxies and other evidence of the right to vote.

(b) A complete list of Members entitled to vote at any meeting of Members, arranged in alphabetical order and showing the address of each such Member and the number of Shares registered in the name of such Member, shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days before the meeting, at the principal place of business of the Company. The Member list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

7.8 Action Without a Meeting. On any matter that is to be voted on, consented to or approved by Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be approved by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.

7.9 Voting and Other Rights.

(a) Only those Record Holders of Voting Shares on the Record Date set pursuant to Section 7.3 shall be entitled to notice of, and to vote at, a meeting of Members or to act with respect to matters as to which the holders of the Voting Shares have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Voting Shares shall be deemed to be references to the votes or acts of the Record Holders of such Voting Shares on such Record Date.

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(b) With respect to Voting Shares that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Voting Shares are registered, such other Person shall, in exercising the voting rights in respect of such Voting Shares on any matter, and unless the arrangement between such Persons provides otherwise, vote such Voting Shares in favor of, and at the direction of, the Person who is the Beneficial Owner, and the Company shall be entitled to assume it is so acting without further inquiry.

(c) No Members shall have any cumulative voting rights.

7.10 Proxies and Voting.

(a) On any matter that is to be voted on by Members, the Members may vote in person or by proxy, and such vote may be made, or proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by applicable law. Any such proxy shall be delivered in accordance with the procedure established for the relevant meeting.

(b) For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(c) The Board may, and to the extent required by law, shall, in advance of any meeting of Members, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of Members, the chairman of the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

(d) With respect to the use of proxies at any meeting of Members, the Company shall be governed by paragraphs (b), (c), (d) and (e) of Section 212 of the DGCL and other applicable provisions of the DGCL, as though the Company were a Delaware corporation and as though the Members were shareholders of a Delaware corporation.

(e) In the event that the Company becomes subject to Regulation 14A under the Exchange Act, pursuant to and subject to the provisions of Rule 14a-16 under the Exchange Act, the Company may, but is not required to, utilize a Notice of Internet Availability of Proxy Materials, as described in such rule, in conjunction with proxy material posted to an Internet site, in order to furnish any proxy or related material to Members pursuant to Regulation 14A under the Exchange Act.

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ARTICLE 8 MISCELLANEOUS

8.1 Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including electronic communication) to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Shares at his address as shown on the records of the Transfer Agent or delivered electronically as otherwise shown on the records of the Company (including on Exhibit A attached hereto), regardless of any claim of any Person who may have an interest in such Shares by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 8.1 executed by the Company, the Board or the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it or is returned or there is a delivery failure through any electronic communication, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address or electronic address, as applicable) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Secretary at the principal office of the Company designated pursuant to the terms and conditions herein. The Board and the Officers may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

8.2 Amendments; Waiver. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or waived only by an instrument in writing executed by the Board and Class A Members holding a majority of the Voting Shares, provided, however, any amendment which disproportionately and adversely affects the Class A Members, must be approved by the Class A Members holding a majority of the Class A Ordinary Shares voting as a separate class. Notwithstanding the foregoing, the Board may amend this Agreement and the schedules and exhibits hereto, without the approval of the Members (i) to evidence the joinder to this Agreement of a new Member of the Company; (ii) in connection with the Transfer of Shares; (iii) in connection with any issuance of Shares to the Administrator or to any existing members, whether as a result of issuances to the Administrator pursuant to the Administrative Services Agreement, upon conversion of the Series B Ordinary Shares pursuant to Section 2.4(d), or otherwise, (iv) as otherwise required to reflect Capital Contributions, distributions and similar actions hereunder; (v) to reflect the naming of new officers, members of the Board or replacement of officers or managers of the Company; (vi) pursuant to Section 8.7, and (vii) any change the Board deems necessary or appropriate to enable trading of membership interests. Notwithstanding the forgoing the Board is authorized to make such amendments to this Agreement as required in order to comply with any applicable law, including, without limitation, any securities law or tax law, whether currently in place or promulgated in the future.

8.3 Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Members.

8.4 No Waiver. Except as set forth in Section 8.17 hereof with respect to forum selection, no failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.5 Survival of Certain Provisions. The covenants and agreements set forth in Section 4.1, Section 4.2 and Section 5.2 shall survive the Termination of the Company.

8.6 Telephone Consumer Protection Act Consent. Each Member expressly consents to receiving calls and messages, including auto-dialed and pre-recorded message calls, and SMS messages (including text messages) from the Administrator, its affiliates, agents and others calling at their request or on their behalf, at any telephone numbers that the Member has provided to the Company or Masterworks (including any cellular telephone numbers). Member’s cellular or mobile telephone provider will charge Member according to the type of plan Member carries. Any Member may unsubscribe from receiving text messages or promotional calls at any time by (i) replying STOP, STOPALL, UNSUBSCRIBE, CANCEL, END or QUIT to any text message such Member receives from the Company or Masterworks or (ii) email to support@Masterworks.io with one of the forgoing words in the subject line. Each Member acknowledges and consents that following such a request to unsubscribe, such Member may receive one final text message from Masterworks confirming such request.

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8.7 Corporate Treatment. The Board shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Company as a partnership for U.S. federal (and applicable state and local) income tax purposes. If, however, the Board determines, in its sole discretion, for any reason (including the proposal, formally or informally, of legislation that could affect the Company’s status as a partnership for U.S. federal and/or applicable state and local income tax purposes) that it is not in the best interests of the Company to be characterized as a partnership, the Board may take whatever steps, if any, are needed to cause the Company to be or confirm that the Company will be treated as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state and local) income tax purposes, including by making an election to be taxed as a “C” corporation pursuant to the Code (a “Change in Tax Classification”), without any approval or vote of the Members required, and to make such filings, including without limitation, a Form 8832 with the Service, and to undertake such actions as required to effect such Change in Tax Classification. At the time and following any Change of Tax Classification, the Board shall have the right, without any approval or vote of the Members being required, to amend this Agreement as reasonably required to effect the Change in Tax Classification and to provide for the operations of the Company following such event. Notwithstanding anything in this Agreement to the contrary, in the event U.S. federal (and/or applicable state and local) income tax laws, rules or regulations are enacted, amended, modified or applied after the date hereof in such a manner as to require or necessitate that the Company no longer be treated as a partnership for U.S. federal (and/or applicable state and local) income tax purposes, then the first sentence of this Section 8.7 shall no longer apply.

8.8 Section 7704(e) Relief. In the event that the Board determines the Company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Company as a partnership for U.S. federal (and applicable state) income tax purposes, the Company and each Member shall agree to adjustments required by the tax authorities, and the Company shall pay such amounts as required by the tax authorities, to preserve the status of the Company as a partnership.

8.9 Electronic Information. Each Member hereby agrees that all current and future notices, confirmations and other communications may be made by the Company via email, sent to the email address of record of the Member provided to the Company as changed or updated from time to time, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the Company and the Members except as otherwise required by law. If any such electronically sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients spam filters by the recipients email service provider, or due to a recipient’s change of address, or due to technology issues by the recipients service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. Except as required by law, no physical, paper documents will be sent to Members, and a Member desires physical documents then such Member agrees to be satisfied by directly and personally printing, at such Member’s own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that a Member desires.

8.10 Severability. In case any provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired hereby.

8.11 Interpretation The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. As used herein, masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and the feminine, and the singular shall be deemed to include the plural. The use of the word “including” herein shall not be considered to limit the provision that it modifies but instead shall mean “including, without limitation.”

8.12 No Third-Party Rights. Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

8.13 Entire Agreement. This Agreement constitutes the entire agreement of the Company, the Initial Member and any Person who becomes a Member hereafter with respect to the matters described herein and supersedes any prior agreement or understanding among them with respect to such subject matter.

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8.14 Rule of Construction. The general rule of construction for interpreting a contract, which provides that the provisions of a contract should be construed against the party preparing the contract, is waived by the parties hereto. Each party acknowledges that such party was represented by separate legal counsel in this matter who participated in the preparation of this Agreement or such party had the opportunity to retain counsel to participate in the preparation of this Agreement but elected not to do so.

8.15 Authority. Whenever in this Agreement or elsewhere it is provided that consent is required of, or a demand shall be made by, or an act or thing shall be done by or at the direction of, the Company, or whenever any words of like import are used, all such consents, demands, acts and things are to be made, given or done by the consent of the Board or Person acting under the authority of the Board, unless a contrary intention is expressly indicated.

8.16 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

8.17 Choice of Forum for Securities Act Disputes. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Agreement.

8.18 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Company on certificates representing Shares is expressly permitted by this Agreement.

8.19 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.20 Qualification Rights. Masterworks will have the right to request that the Company qualify on Form 1-A, or a comparable form, the resale of any Class A shares beneficially owned by Masterworks or any entity administered by Masterworks. There are no limitations or restrictions on the size or frequency of such qualification requests, other than pursuant to applicable law, provided, that all costs associated with any such qualification shall be the responsibility of Masterworks.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

Masterworks Gallery, LLC
Sole Member

By:
Name:
Title:

Members:

All members now and hereafter admitted as Members of the Company, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the Company or without execution hereof or thereof by purchasing or otherwise lawfully acquiring any Share, pursuant to Section 1.7.

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Form of Counterpart Signature Page

The undersigned hereby accepts, and becomes a party to, the Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Masterworks 109, LLC, a Delaware limited liability company (the “Company”), in connection with the acquisition of Shares (as defined in the Agreement) of the Company, and by its signature below signifies its agreement to be bound by the terms and conditions of the Agreement.

Member Name:

By:

Name:

Title:

Number of Shares:

Agreed and Accepted:

Masterworks 109, LLC

By:
Name:
Title:	Manager

By:
Name:
Title:	Manager

By:
Name:
Title:	Manager

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Exhibit A

Members, Capital Contributions, Shares

Member Name	Address	Capital Contribution	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Number of Class C Ordinary Shares
Masterworks Gallery, LLC	225 Liberty Street 29th Floor, New York, NY 10281	Services Rendered & $100	0	1,000	0

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Exhibit B

Form of Vote Limit Certificate

I, [as on authorized officer of] [as] the Member of Masterworks [   ], LLC (the “Company”), hereby irrevocably designate the Member that owns more than 5% of the Company’s Class A shares outstanding, excluding Masterworks Shares, whose name appears below, as a Vote Limited Member (the “Vote Limited Member”) for all purposes of the Company’s Amended and Restated Operating Agreement, effective as of the date set forth below.

I hereby certify, acknowledge, and agree that irrespective of the actual number of Class A shares beneficially owned by the Vote Limited Member (including Class A shares beneficially owned by Such Vote Limited Member’s affiliates), the Vote Limited Member together with its affiliates shall not be entitled to vote more than [    ]% of the total Voting Shares of the Company (the “Vote Limit”) on any matter put to a vote of the Company’s Class A shareholders. I further acknowledge and agree that any affiliate of the Vote Limited Member shall be deemed to be a Vote Limited Member and shall be subject to the Vote Limit.

I hereby agree to notify the Company or the Company’s transfer agent and provide it with any additional information it may reasonably request if any affiliate of the Vote Limited Member owns any of the Company’s Class A shares as of the date of this Certificate or acquires any Class A shares subsequent to the date of this Certificate.

I further acknowledge my understanding that the designation as a Vote limited Member is irrevocable and the that the Vote Limit set forth herein can be further reduced by written notice to the Company, but cannot be increased by the Vote Limited Member.

This certificate shall have no force or effect with respect to any successor, assignee or transferee of the Vote Limited Member’s Class A shares other than any successor, assignee or transferee that, at the time of such transaction, is an affiliate of the Vote Limited Member.

For purposes of this certificate, the term “affiliate” has the meaning ascribed to such term in Rule 405 of the Securities Act of 1933, as amended.

[NAME]

By:
[Title]

Date: [          /          /         ]

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SCHEDULE 1

PAINTING

“Painting” refers to that certain painting by                  , entitled                .

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